EXHIBIT 1
DOCUCON, INC.
BALANCE SHEET
DECEMBER 31, 1995
(PRELIMINARY AND UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
  Cash and temporary cash investments .........................     $    76,971
  Accounts receivable -- trade, net of allowance for
   doubtful accounts of $7,683
    U.S. Government ...........................................         594,090
    Commercial ................................................       1,278,796
  Unbilled revenues ...........................................         579,821
  Other receivables ...........................................           1,648
  Prepaid expenses ............................................         118,423
                                                                    -----------
      Total current assets ....................................       2,649,749
                                                                    -----------
PROPERTY AND EQUIPMENT ........................................       6,564,717
  Less - Accumulated depreciation .............................       4,182,671
                                                                    -----------
      Net property and equipment ..............................       2,382,046
                                                                    -----------
SOFTWARE DEVELOPMENT COSTS, net ...............................         335,091
                                                                    -----------
GOODWILL, net .................................................         338,824
                                                                    -----------
      Total assets ............................................     $ 5,705,710
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable ............................................     $   660,610
  Accrued liabilities .........................................         775,122
  Line of credit ..............................................         400,000
  Note payable ................................................       1,500,000
  Current maturities of capital lease obligations .............           3,107
  Deferred revenues ...........................................         339,558
                                                                    -----------
      Total current liabilities ...............................       3,678,397

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 10,000,000 shares
   authorized -- Series A, 60 authorized, 21 shares
   outstanding as of December 31, 1995 ........................              21
  Common stock, $.01 par value, 25,000,000 shares
   authorized -- 11,771,228 shares issued and
   outstanding as of December 31, 1995 ........................         117,712
  Additional paid-in capital ..................................       9,506,563
  Accumulated deficit .........................................      (7,596,983)
                                                                    -----------
      Total stockholders' equity ..............................       2,027,313
                                                                    -----------
      Total liabilities and stockholders' equity ..............     $ 5,705,710
                                                                    ===========